SECURITIES & EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           -----------------------

                                 SCHEDULE 13G/A*
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                           Union Acceptance Corporation
                                (Name of Issuer)

                    Class A Common Stock, par value $0.01 per share
                        (Title of Class of Securities)

                                  904832102
                                (CUSIP Number)

                                 December 31, 2001
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)




                              (Page 1 of 14 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 904832102                 13G                    Page 2 of 14 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                SuNOVA Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                         Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                         -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                         557,806
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                         -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                         557,806
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                         557,806
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                        [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                          2.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                          PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 904832102                 13G                    Page 3 of 14 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                   SuNOVA Long-Term Opportunity Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                         Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                         -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                         264,900

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                         -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                         264,900
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                         264,900
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                         1.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                         PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 904832102                 13G                    Page 4 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                     SuNOVA Holdings, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                         Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                         -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                         822,706
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                         -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                         822,706
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                         822,706
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                         3.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                         00
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 904832102                 13G                    Page 5 of 14 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                       SuNOVA Capital, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                            -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                            1,041,470
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                            -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                            1,041,470
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                            1,041,470
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                            4.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                            PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 904832102                 13G                    Page 6 of 14 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           SuNOVA, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                         Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                         -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                         1,041,470
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                         -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                         1,041,470
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                         1,041,470
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                         4.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                         OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 904832102                 13G                    Page 7 of 14 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                      Matthew Byrnes
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                      United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      1,864,176
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      1,864,176
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      1,864,176
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      7.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 904832102                 13G                    Page 8 of 14 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                      Felice Gelman
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                      United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      1,864,176
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      1,864,176
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      1,864,176
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      7.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 904832102                 13G                    Page 9 of 14 Pages


     The Schedule 13G initially filed on July 5, 2001 is hereby amended and restated by this Amendment No. 1 to the Schedule 13G.

Item 1(a).     Name of Issuer:

     The name of the issuer is Union Acceptance Corporation (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 250 N. Shadeland Avenue, Indianapolis, Indiana 46219.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) SuNOVA Partners, L.P., a Delaware limited partnership ("SuNOVA Partners"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

          (ii) SuNOVA Long-Term Opportunity Fund, L.P., a Delaware limited partnership ("SuNOVA Long-Term"), with respect to shares of Common Stock directly owned by it;

          (iii) SuNOVA Holdings, LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of SuNOVA Partners and SuNOVA Long-Term (together, the "Partnerships"), with respect to shares of Common Stock directly owned by the Partnerships;

          (iv) SuNOVA Capital, LP, a Delaware limited partnership (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities owned by SuNOVA Offshore Ltd., a Cayman Islands corporation ("SuNOVA Offshore"), with respect to shares of Common Stock directly owned by SuNOVA Offshore;

          (v) SuNOVA, LLC, a Delaware limited liability company ("SuNOVA"), which serves as the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by SuNOVA Offshore;

          (vi) Mr. Matthew Byrnes ("Mr. Byrnes"), which serves as the co-managing member (together with Felice Gelman) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by the Partnerships and SuNOVA Offshore; and

          (vii) Ms. Felice Gelman ("Ms. Gelman"), which serves as the co-managing member (together with Mr. Byrnes) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by the Partnerships and SuNOVA Offshore.

CUSIP No. 904832102                 13G                   Page 10 of 14 Pages


     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 780 Third Avenue, 30th Floor, New York, NY 10017.

Item 2(c).     Citizenship:

     Each of the Partnerships, the General Partner, the Investment Manager and SuNOVA is organized under the laws of the State of Delaware. Each of Mr. Byrnes and Ms. Gelman is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Class A Common Stock, par value $0.01 per share ("Common Stock").

Item 2(e).  CUSIP Number:

     904832102

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

CUSIP No. 904832102                 13G                   Page 11 of 14 Pages


          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.   Ownership.

         A. SuNOVA Partners, L.P.
          (a) Amount beneficially owned: 557,806
          (b) Percent of class: 2.4%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 23,518,513 shares of Common Stock issued and outstanding as of November 12, 2001 as reported in the Company's Form 10-Q for the period ending September 30, 2001.
          (c) Number of shares as to which such person has:
             (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 557,806
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 557,806

         B. SuNOVA Long-Term Opportunity Fund, L.P.
          (a) Amount beneficially owned: 264,900
          (b) Percent of class: 1.1%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 264,900
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 264,900

         C. SuNOVA Holdings, LLC
          (a) Amount beneficially owned: 822,706
          (b) Percent of class: 3.5%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 822,706
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 822,706

         D. SuNOVA Capital, LP
          (a) Amount beneficially owned: 1,041,470
          (b) Percent of class: 4.4%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 1,041,470
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 1,041,470

         E. SuNOVA, LLC
          (a) Amount beneficially owned: 1,041,470
          (b) Percent of class: 4.4%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 1,041,470
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 1,041,470

CUSIP No. 904832102                 13G                   Page 12 of 14 pages


         F. Matthew Byrnes
          (a) Amount beneficially owned: 1,864,176
          (b) Percent of class: 7.9%
          (c) Number of shares as to which such person has:
             (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 1,864,176
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 1,864,176

         G. Felice Gelman
          (a) Amount beneficially owned: 1,864,176
          (b) Percent of class: 7.9%
          (c) Number of shares as to which such person has:
             (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 1,864,176
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 1,864,176

The number of shares of Common Stock reported as beneficially owned by Mr. Byrnes and Ms. Gelman represent their indirect beneficial interest in 1,864,176 shares of Common Stock directly held, in the aggregate, by the Partnerships and SuNOVA Offshore, by virtue of Mr. Byrnes and Ms. Gelman serving as co-managing members of each of the General Partner and the general partner of the Investment Manager. The direct holdings of the Partnerships and SuNOVA Offshore represent, in the aggregate, approximately 7.9% of the issued and outstanding shares of Common Stock of the Company.

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     SuNOVA Offshore, a client of the Investment Manager, has the right to receive and the power to direct the receipt of dividends from, and proceeds from the sale of, the securities reported in this statement. SuNOVA Offshore, however, does not hold more than five percent of the class of securities reported herein.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.     Identification and Classification of Members of the Group.

     Not applicable.

Item 9.     Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 904832102                 13G                   Page 13 of 14 pages


Item 10.     Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 904832102                 13G                   Page 14 of 14 Pages


                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2002

                              /s/ Matthew Byrnes
                              --------------------------------------
                              Matthew Byrnes, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP


                              /s/ Felice Gelman
                              --------------------------------------
                              Felice Gelman, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP